For Release: August 7, 2018
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the second quarter 2018
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for second quarter 2018 earnings, dated August 7, 2018, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.
Forward-looking and cautionary statements
This supplemental financial information contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “scheduled,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Annual Report"), and include such risks and uncertainties as:

•
loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;

•
financing and liquidity risks, including risks of changes in the general interest rate environment and in the securitization and other financing markets for loans, including adverse changes resulting from slower than expected payments on student loans in FFELP securitization trusts, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;

•
risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;

•
the uncertain nature of the expected benefits from the acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") on February 7, 2018 and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contract between the Company and the Department accounted for 21 percent of the Company's revenue in 2017, risks to the Company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the Company on a post-Great Lakes acquisition basis may not be awarded a contract, risks related to the development by the Company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of FFELP, Federal Direct Loan Program, and private education and consumer loans;

•
the risk that the Company's industrial bank charter application may not result in the grant of a charter within the expected timeframe or at all and the uncertain nature of the expected benefits from obtaining an industrial bank charter;

•
risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
the uncertain nature of the expected benefits from the acquisition of ALLO Communications LLC on December 31, 2015 and the ability to successfully expand its fiber network in existing service areas and additional communities and manage related construction risks;

•
risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and

•
risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the recent politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Loan interest	$223,371	197,723	189,878	421,094	371,086
Investment interest	5,818	5,134	3,200	10,952	5,816
Total interest income	229,189	202,857	193,078	432,046	376,902
Interest expense:
Interest on bonds and notes payable	171,450	135,550	113,236	306,999	220,135
Net interest income	57,739	67,307	79,842	125,047	156,767
Less provision for loan losses	3,500	4,000	3,000	7,500	4,000
Net interest income after provision for loan losses	54,239	63,307	76,842	117,547	152,767
Other income:
Loan servicing and systems revenue	114,545	100,141	56,899	214,687	111,128
Education technology, services, and payment processing revenue	48,742	60,221	43,480	108,963	99,504
Communications revenue	10,320	9,189	5,719	19,509	10,826
Other income	9,580	18,198	12,485	27,776	25,118
Gain from debt repurchases	—	359	442	359	5,421
Derivative settlements, net	21,928	6,766	(363)	28,694	(1,741)
Derivative market value and foreign currency transaction adjustments	(4,897)	60,033	(27,547)	55,135	(31,000)
Total other income	200,218	254,907	91,115	455,123	219,256
Cost of services:
Cost to provide education technology, services, and payment processing services	11,317	13,683	9,515	25,000	22,305
Cost to provide communications services	3,865	3,717	2,203	7,583	4,157
Total cost of services	15,182	17,400	11,718	32,583	26,462
Operating expenses:
Salaries and benefits	111,118	96,643	74,628	207,760	146,491
Depreciation and amortization	21,494	18,457	9,038	39,951	17,636
Loan servicing fees	3,204	3,136	5,628	6,341	11,653
Other expenses	40,409	33,417	26,262	73,826	52,423
Total operating expenses	176,225	151,653	115,556	327,878	228,203
Income before income taxes	63,050	149,161	40,683	212,209	117,358
Income tax expense	(13,511)	(35,976)	(16,032)	(49,487)	(44,787)
Net income	49,539	113,185	24,651	162,722	72,571
Net (income) loss attributable to noncontrolling interests	(104)	740	4,086	637	6,192
Net income attributable to Nelnet, Inc.	$49,435	113,925	28,737	163,359	78,763
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.21	2.78	0.68	3.99	1.86
Weighted average common shares outstanding - basic and diluted	40,886,617	40,950,528	42,326,540	40,918,396	42,309,295

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2018	December 31, 2017	June 30, 2017
Assets:
Loans receivable, net	$22,710,369	21,814,507	23,226,796
Cash, cash equivalents, investments, and notes receivable	324,514	307,290	335,041
Restricted cash	896,486	875,314	917,041
Goodwill and intangible assets, net	256,291	177,186	190,389
Other assets	1,021,584	790,138	653,820
Total assets	$25,209,244	23,964,435	25,323,087
Liabilities:
Bonds and notes payable	$22,468,364	21,356,573	22,790,780
Other liabilities	454,177	442,475	401,898
Total liabilities	22,922,541	21,799,048	23,192,678
Equity:
Total Nelnet, Inc. shareholders' equity	2,276,869	2,149,529	2,115,194
Noncontrolling interests	9,834	15,858	15,215
Total equity	2,286,703	2,165,387	2,130,409
Total liabilities and equity	$25,209,244	23,964,435	25,323,087

Overview

The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and start-up ventures.

GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments

The Company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
GAAP net income attributable to Nelnet, Inc.	$49,435	113,925	28,737	163,359	78,763
Realized and unrealized derivative market value adjustments	4,897	(60,033)	286	(55,135)	(951)
Unrealized foreign currency transaction adjustments	—	—	27,261	—	31,951
Net tax effect (a)	(1,175)	14,408	(10,468)	13,232	(11,780)
Net income, excluding derivative market value and foreign currency transaction adjustments (b)	$53,157	68,300	45,816	121,456	97,983

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.21	2.78	0.68	3.99	1.86
Realized and unrealized derivative market value adjustments	0.12	(1.46)	0.01	(1.35)	(0.02)
Unrealized foreign currency transaction adjustments	—	—	0.64	—	0.76
Net tax effect (a)	(0.03)	0.35	(0.25)	0.33	(0.28)
Net income, excluding derivative market value and foreign currency transaction adjustments (b)	$1.30	1.67	1.08	2.97	2.32

(a)
The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

(b)
"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period. In addition, the Company incurred unrealized foreign currency transaction adjustments for periodic fluctuations in currency exchange rates between the U.S. dollar and Euro in connection with its student loan asset-backed previously Euro-denominated bonds with an interest rate based on a spread to the EURIBOR index. The principal and accrued interest on these bonds were remeasured at each reporting period and recorded in the Company's consolidated balance sheet in U.S. dollars based on the foreign currency exchange rate on that date.

The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments and previously Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

On October 25, 2017, the Company completed a remarketing of the Company’s bonds that were prior to that date denominated in Euros, to denominate those bonds in U.S. dollars and reset the interest rate to be based on the 3-month LIBOR index. The Company also terminated a cross-currency interest rate swap associated with those bonds. As a result, there are no foreign currency transaction adjustments with respect to those bonds after October 25, 2017.

Several factors increased GAAP net income for the three and six months ended June 30, 2018, as compared with the same respective periods in 2017:

•	The contribution to net income from the acquisition of Great Lakes on February 7, 2018;

•	The decrease in the Company's effective tax rate due to the Tax Cuts and Jobs Act, effective January 1, 2018;

•
The recognition of unrealized losses in 2017 related to foreign currency transaction adjustments caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars, which bonds were remarketed in October 2017, to denominate them in U.S. dollars; and

•
The recognition of larger gains during the six months ended June 30, 2018 as compared to the same period in 2017 due to changes in the fair values of derivative instruments that do not qualify for hedge accounting.

These factors were partially offset by the increase in expenses for the continued build-out of the Company's ALLO fiber communications network in Lincoln, Nebraska.

Operating Results

The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of June 30, 2018, the Company had a $22.7 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 7.4 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio and anticipated increases in interest rates, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.

In addition, the Company earns fee-based revenue through the following reportable operating segments:

•	Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")

•	Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")

•	Communications - referred to as ALLO Communications ("ALLO")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three and six months ended June 30, 2018 and 2017 (dollars in millions).
(a)    Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.

(b)
Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

Certain events and transactions from 2018, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.

Impact from the Tax Cuts and Jobs Act

•
The Tax Cuts and Jobs Act, signed into law on December 22, 2017, and effective January 1, 2018, lowered the Company's effective tax rate to 21.46 percent and 23.25 percent for the three and six months ended June 30, 2018, respectively, compared to 35.81 percent and 36.25 percent for the same respective periods in 2017. The Company currently expects its effective tax rate will be approximately 23 to 24 percent for the remainder of 2018.

Loan Servicing and Systems

•
On February 7, 2018, the Company paid $150.0 million in cash for 100 percent of the stock of Great Lakes. The Great Lakes assets acquired and liabilities assumed were recorded by the Company at their respective fair values at the date of acquisition, and Great Lakes' operating results from the date of acquisition forward are included in the Company's consolidated operating results.

•
Nelnet Servicing, LLC ("Nelnet Servicing") and Great Lakes are two companies that have student loan servicing contracts awarded by the Department in June 2009 to provide servicing for loans owned by the Department. As of June 30, 2018, Nelnet Servicing was servicing $176.2 billion of student loans for 5.7 million borrowers under its contract, and Great Lakes was servicing $241.9 billion of student loans for 7.4 million borrowers under its contract. These contracts are currently scheduled to expire on June 16, 2019.

Under the performance metrics measurements used by the Department for the period July 1, 2017 through December 31, 2017, Nelnet Servicing's and Great Lakes' overall rankings among the nine current servicers for the Department were fourth and second, respectively. These results increased Nelnet Servicing's and Great Lakes' allocations of new student loan servicing volumes under their current respective contracts with the Department from 11 percent to 12 percent and from 14 percent to 16 percent, respectively, for the period March 1, 2018 through August 31, 2018.

Going forward, Great Lakes and Nelnet Servicing will continue to service their respective government-owned portfolios on behalf of the Department, while maintaining their distinct brands, independent servicing operations, and teams. Likewise, each entity will continue to compete for new student loan volume under its respective existing contract with the Department. The Company will integrate technology, as well as shared services and other activities, to become more efficient and effective in meeting borrower needs. During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education loan servicing volume to Nelnet's servicing platform to leverage the efficiencies of supporting more volume on fewer systems.

The Company and Great Lakes have also been working together for almost two years to develop a new, state-of-the-art servicing system for government-owned student loans through their GreatNet joint venture.  The efficiencies gained by leveraging a single platform for government-owned loans supporting millions more borrowers will give the Company and Great Lakes opportunities to invest in strategies to further enhance borrower experiences.

•
On February 20, 2018, the Department’s Office of Federal Student Aid ("FSA") released information regarding a new contract procurement process to service all student loans owned by the Department.  The contract solicitation process is divided into two phases. The contract solicitation requests responses from interested vendors for nine components, including:

•	Component A: Enterprise-wide digital platform and related middleware

•	Component B: Enterprise-wide contact center platform, customer relationship management (CRM), and related middleware

•	Component C: Solution 3.0 (core processing, related middleware, and rules engine)

•	Component D: Solution 2.0 (core processing, related middleware, and rules engine)

•	Component E: Solution 3.0 business process operations

•	Component F: Solution 2.0 business process operations

•	Component G: Enterprise-wide data management platform

•	Component H: Enterprise-wide identity and access management (IAM)

•	Component I: Cybersecurity and data protection
The solicitation indicates Component C (Solution 3.0) is anticipated to be tailored for new customers and Component D (Solution 2.0) is anticipated to serve as the primary environment for FSA’s existing customers. After Solution 3.0 is deployed, FSA will determine the best distribution of loans between Solution 2.0 and Solution 3.0. In addition, more than one business process solution may be selected for Components E and F.
Vendors may provide a response for an individual, multiple, or all components. The Company responded to Phase One on April 17, 2018.

•
As of June 30, 2018, the Company (including Great Lakes) was servicing $470.7 billion in FFELP, government owned, and private education and consumer loans, as compared with $211.4 billion of loans serviced by the Company as of December 31, 2017.

Education Technology, Services, and Payment Processing

•
During the first quarter of 2018, the Company changed the name of its Tuition Payment Processing and Campus Commerce operating segment to Education Technology, Services, and Payment Processing to better describe the evolution of services this operating segment provides.

•
In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition. The Company adopted the standard effective January 1, 2018, using the full retrospective method, which required it to restate each prior reporting period presented. The most significant impact of the standard relates to identifying the Company's Education Technology, Services, and Payment Processing operating segment as the principal in its payment services transactions. As a result of this change, the Company presents the payment services revenue gross with the direct costs to provide these services presented separately.

•
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

•
In the fourth quarter of 2017, ALLO announced plans to expand its network to make services available in Hastings, Nebraska and Fort Morgan, Colorado.  This will expand total households in ALLO’s current markets from 137,500 to over 152,000.  In December 2017, the Fort Morgan city council approved a 40-year agreement with ALLO for ALLO to provide broadband service over a fiber network that the city will build and own, and ALLO will lease and operate to provide services to subscribers.  ALLO plans to continue expansion to additional communities in Nebraska and Colorado over the next several years.

•
For the three and six months ended June 30, 2018, ALLO incurred capital expenditures of $27.2 million and $45.1 million, respectively. The Company currently anticipates total network expenditures for the remainder of 2018 (July 1, 2018 to December

31, 2018) will be approximately $45.0 million; however, the amount of capital expenditures could change based on the customer demand for ALLO's services.

•
The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it continues to build its network in Lincoln, Nebraska, and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

Asset Generation and Management

•
During the six months ended June 30, 2018, the Company purchased $2.6 million in loans, including $2.0 billion during the second quarter of 2018. The vast majority (approximately 99 percent) of these loans are federally insured student loans.

•
The Company's average balance of loans decreased to $23.0 billion for the second quarter of 2018, compared with $23.9 billion for the same period in 2017. Core loan spread increased to 1.29 percent for the quarter ended June 30, 2018, compared with 1.28 percent for the same period in 2017. The Company began to purchase consumer loans in the second quarter of 2017. Consumer loans are currently funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, consumer loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.23 percent and 1.27 percent for the three months ended June 30, 2018 and 2017, respectively.

Corporate and Other Activities

•
On June 28, 2018, the Company filed an application with the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions to establish Nelnet Bank, a Utah-chartered industrial bank. If the charter is granted, Nelnet Bank would operate as an internet bank franchise focused on the private education marketplace, with a home office in Salt Lake City. Nelnet Bank would be a separate subsidiary of the Company, and the industrial bank charter would allow the Company to maintain its other diversified business offerings. The Company expects the charter application process to take an extended period of time.

Liquidity and Capital Resources

•
As of June 30, 2018, the Company had cash and cash equivalents of $67.9 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $81.8 million as of June 30, 2018.

•	For the six months ended June 30, 2018, the Company generated $71.6 million in net cash from operating activities.

•
On June 22, 2018, the Company amended its unsecured $350.0 million line of credit to, among other things, extend the maturity date of the facility from December 12, 2021 to June 22, 2023. As of June 30, 2018, the unsecured line of credit had $170.0 million outstanding and $180.0 million was available for future use.

•
The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions.  As of June 30, 2018, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $1.98 billion, of which approximately $1.34 billion is expected to be generated over the next approximately five years (from July 1, 2018 through December 31, 2022).

•
During the six months ended June 30, 2018, the Company repurchased a total of 315,794 shares of Class A common stock for $16.3 million ($51.71 per share), including 93,620 shares of Class A common stock for $4.9 million ($52.44 per share) repurchased by the Company during the three months ended June 30, 2018.

•
During the six months ended June 30, 2018, the Company paid cash dividends of $13.0 million ($0.32 per share), including $6.5 million ($0.16 per share) paid during the three months ended June 30, 2018. In addition, the Company's Board of Directors has declared a third quarter 2018 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.16 per share. The third quarter cash dividend will be paid on September 14, 2018 to shareholders of record at the close of business on August 31, 2018.

•
The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP and private education and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company's cash and investment balances.

Segment Reporting

The following tables include the results of each of the Company's operating segments reconciled to the consolidated financial statements.

	Three months ended June 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$293	748	1	226,509	6,062	(4,425)	229,189
Interest expense	—	—	3,303	169,623	2,949	(4,425)	171,450
Net interest income	293	748	(3,302)	56,886	3,113	—	57,739
Less provision for loan losses	—	—	—	3,500	—	—	3,500
Net interest income (loss) after provision for loan losses	293	748	(3,302)	53,386	3,113	—	54,239
Other income:
Loan servicing and systems revenue	114,545	—	—	—	—	—	114,545
Intersegment servicing revenue	11,609	—	—	—	—	(11,609)	—
Education technology, services, and payment processing revenue	—	48,742	—	—	—	—	48,742
Communications revenue	—	—	10,320	—	—	—	10,320
Other income	1,956	—	—	2,772	4,851	—	9,580
Gain from debt repurchases	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	22,053	(125)	—	21,928
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(5,446)	548	—	(4,897)
Total other income	128,110	48,742	10,320	19,379	5,274	(11,609)	200,218
Cost of services:
Cost to provide education technology, services, and payment processing services	—	11,317	—	—	—	—	11,317
Cost to provide communications services	—	—	3,865	—	—	—	3,865
Total cost of services	—	11,317	3,865	—	—	—	15,182
Operating expenses:
Salaries and benefits	69,434	19,513	4,668	377	17,126	—	111,118
Depreciation and amortization	8,212	3,286	5,497	—	4,500	—	21,494
Loan servicing fees	—	—	—	3,204	—	—	3,204
Other expenses	17,490	5,383	3,023	1,288	13,225	—	40,409
Intersegment expenses, net	15,583	2,570	599	11,700	(18,842)	(11,609)	—
Total operating expenses	110,719	30,752	13,787	16,569	16,009	(11,609)	176,225
Income (loss) before income taxes	17,684	7,421	(10,634)	56,196	(7,622)	—	63,050
Income tax (expense) benefit	(4,245)	(1,781)	2,552	(13,487)	3,451	—	(13,511)
Net income (loss)	13,439	5,640	(8,082)	42,709	(4,171)	—	49,539
Net income attributable to noncontrolling interests	—	—	—	—	(104)	—	(104)
Net income (loss) attributable to Nelnet, Inc.	$13,439	5,640	(8,082)	42,709	(4,275)	—	49,435

	Three months ended March 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$257	665	1	200,334	4,751	(3,150)	202,857
Interest expense	—	—	2,509	134,233	1,958	(3,150)	135,550
Net interest income	257	665	(2,508)	66,101	2,793	—	67,307
Less provision for loan losses	—	—	—	4,000	—	—	4,000
Net interest income (loss) after provision for loan losses	257	665	(2,508)	62,101	2,793	—	63,307
Other income:
Loan servicing and systems revenue	100,141	—	—	—	—	—	100,141
Intersegment servicing revenue	10,771	—	—	—	—	(10,771)	—
Education technology, services, and payment processing revenue	—	60,221	—	—	—	—	60,221
Communications revenue	—	—	9,189	—	—	—	9,189
Other income	1,292	—	—	2,992	13,914	—	18,198
Gain from debt repurchases	—	—	—	359	—	—	359
Derivative settlements, net	—	—	—	6,926	(160)	—	6,766
Derivative market value and foreign currency transaction adjustments, net	—	—	—	58,571	1,462	—	60,033
Total other income	112,204	60,221	9,189	68,848	15,216	(10,771)	254,907
Cost of services:
Cost to provide education technology, services, and payment processing services	—	13,683	—	—	—	—	13,683
Cost to provide communications services	—	—	3,717	—	—	—	3,717
Total cost of services	—	13,683	3,717	—	—	—	17,400
Operating expenses:
Salaries and benefits	58,537	19,067	4,063	382	14,594	—	96,643
Depreciation and amortization	6,069	3,341	4,921	—	4,126	—	18,457
Loan servicing fees	—	—	—	3,136	—	—	3,136
Other expenses	14,463	4,624	2,638	848	10,845	—	33,417
Intersegment expenses, net	13,356	2,567	605	10,865	(16,622)	(10,771)	—
Total operating expenses	92,425	29,599	12,227	15,231	12,943	(10,771)	151,653
Income (loss) before income taxes	20,036	17,604	(9,263)	115,718	5,066	—	149,161
Income tax (expense) benefit	(5,003)	(4,225)	2,223	(27,773)	(1,199)	—	(35,976)
Net income (loss)	15,033	13,379	(7,040)	87,945	3,867	—	113,185
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(68)	—	740
Net income (loss) attributable to Nelnet, Inc.	$15,841	13,379	(7,040)	87,945	3,799	—	113,925

	Three months ended June 30, 2017
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$120	3	1	191,368	3,362	(1,776)	193,078
Interest expense	—	—	1,104	113,073	835	(1,776)	113,236
Net interest income	120	3	(1,103)	78,295	2,527	—	79,842
Less provision for loan losses	—	—	—	3,000	—	—	3,000
Net interest income (loss) after provision for loan losses	120	3	(1,103)	75,295	2,527	—	76,842
Other income:
Loan servicing and systems revenue	56,899	—	—	—	—	—	56,899
Intersegment servicing revenue	9,952	—	—	—	—	(9,952)	—
Education technology, services, and payment processing revenue	—	43,480	—	—	—	—	43,480
Communications revenue	—	—	5,719	—	—	—	5,719
Other income	—	—	—	3,057	9,429	—	12,485
Gain from debt repurchases	—	—	—	442	—	—	442
Derivative settlements, net	—	—	—	(165)	(198)	—	(363)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(27,412)	(135)	—	(27,547)
Total other income	66,851	43,480	5,719	(24,078)	9,096	(9,952)	91,115
Cost of services:
Cost to provide education technology, services, and payment processing services	—	9,515	—	—	—	—	9,515
Cost to provide communications services	—	—	2,203	—	—	—	2,203
Total cost of services	—	9,515	2,203	—	—	—	11,718
Operating expenses:
Salaries and benefits	40,506	16,901	3,411	363	13,447	—	74,628
Depreciation and amortization	546	2,346	2,600	—	3,547	—	9,038
Loan servicing fees	—	—	—	5,628	—	—	5,628
Other expenses	8,879	4,594	1,772	820	10,195	—	26,262
Intersegment expenses, net	8,324	2,136	496	10,043	(11,046)	(9,952)	—
Total operating expenses	58,255	25,977	8,279	16,854	16,143	(9,952)	115,556
Income (loss) before income taxes	8,716	7,991	(5,866)	34,363	(4,520)	—	40,683
Income tax (expense) benefit	(4,918)	(3,037)	2,229	(13,057)	2,751	—	(16,032)
Net income (loss)	3,798	4,954	(3,637)	21,306	(1,769)	—	24,651
Net loss (income) attributable to noncontrolling interests	4,226	—	—	—	(141)	—	4,086
Net income (loss) attributable to Nelnet, Inc.	$8,024	4,954	(3,637)	21,306	(1,910)	—	28,737

	Six months ended June 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$550	1,413	2	426,843	10,813	(7,574)	432,046
Interest expense	—	—	5,812	303,854	4,907	(7,574)	306,999
Net interest income	550	1,413	(5,810)	122,989	5,906	—	125,047
Less provision for loan losses	—	—		7,500	—	—	7,500
Net interest income (loss) after provision for loan losses	550	1,413	(5,810)	115,489	5,906	—	117,547
Other income:
Loan servicing and systems revenue	214,687	—	—	—	—	—	214,687
Intersegment servicing revenue	22,380	—	—	—	—	(22,380)	—
Education technology, services, and payment processing revenue	—	108,963	—	—	—	—	108,963
Communications revenue	—	—	19,509	—	—	—	19,509
Other income	3,248	—	—	5,765	18,765	—	27,776
Gain from debt repurchases	—	—	—	359	—	—	359
Derivative settlements, net	—	—	—	28,979	(285)	—	28,694
Derivative market value and foreign currency transaction adjustments, net		—	—	53,125	2,010	—	55,135
Total other income	240,315	108,963	19,509	88,228	20,490	(22,380)	455,123
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,000	—	—	—	—	25,000
Cost to provide communications services	—	—	7,583	—	—	—	7,583
Total cost of services	—	25,000	7,583	—	—	—	32,583
Operating expenses:
Salaries and benefits	127,971	38,580	8,730	759	31,720	—	207,760
Depreciation and amortization	14,280	6,627	10,418	—	8,626	—	39,951
Loan servicing fees	—	—	—	6,341	—	—	6,341
Other expenses	31,953	10,006	5,660	2,137	24,070	—	73,826
Intersegment expenses, net	28,939	5,136	1,204	22,565	(35,464)	(22,380)	—
Total operating expenses	203,143	60,349	26,012	31,802	28,952	(22,380)	327,878
Income (loss) before income taxes	37,722	25,027	(19,896)	171,915	(2,556)	—	212,209
Income tax (expense) benefit	(9,247)	(6,006)	4,775	(41,260)	2,251	—	(49,487)
Net income (loss)	28,475	19,021	(15,121)	130,655	(305)	—	162,722
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(172)	—	637
Net income (loss) attributable to Nelnet, Inc.	$29,283	19,021	(15,121)	130,655	(477)	—	163,359

	Six months ended June 30, 2017
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$214	5	1	373,693	6,123	(3,135)	376,902
Interest expense	—	—	1,816	219,824	1,630	(3,135)	220,135
Net interest income	214	5	(1,815)	153,869	4,493	—	156,767
Less provision for loan losses	—	—	—	4,000	—	—	4,000
Net interest income (loss) after provision for loan losses	214	5	(1,815)	149,869	4,493	—	152,767
Other income:
Loan servicing and systems revenue	111,128	—	—	—	—	—	111,128
Intersegment servicing revenue	20,275	—	—	—	—	(20,275)	—
Education technology, services, and payment processing revenue	—	99,504	—	—	—	—	99,504
Communications revenue	—	—	10,826	—	—	—	10,826
Other income	—	—	—	6,399	18,719	—	25,118
Gain from debt repurchases	—	—	—	981	4,440	—	5,421
Derivative settlements, net	—	—	—	(1,339)	(402)	—	(1,741)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(30,823)	(177)	—	(31,000)
Total other income	131,403	99,504	10,826	(24,782)	22,580	(20,275)	219,256
Cost of services:
Cost to provide education technology, services, and payment processing services	—	22,305	—	—	—	—	22,305
Cost to provide communications services	—	—	4,157	—	—	—	4,157
Total cost of services	—	22,305	4,157	—	—	—	26,462
Operating expenses:
Salaries and benefits	78,497	33,553	6,390	763	27,287	—	146,491
Depreciation and amortization	1,095	4,737	4,735	—	7,069	—	17,636
Loan servicing fees	—	—	—	11,653	—	—	11,653
Other expenses	18,015	9,202	3,144	1,812	20,249	—	52,423
Intersegment expenses, net	15,722	4,210	1,002	20,455	(21,114)	(20,275)	—
Total operating expenses	113,329	51,702	15,271	34,683	33,491	(20,275)	228,203
Income (loss) before income taxes	18,288	25,502	(10,417)	90,404	(6,418)	—	117,358
Income tax (expense) benefit	(9,473)	(9,690)	3,959	(34,354)	4,772	—	(44,787)
Net income (loss)	8,815	15,812	(6,458)	56,050	(1,646)	—	72,571
Net loss (income) attributable to noncontrolling interests	6,641	—	—	—	(450)	—	6,192
Net income (loss) attributable to Nelnet, Inc.	$15,456	15,812	(6,458)	56,050	(2,096)	—	78,763

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."

Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below.  Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Variable loan interest margin	$40,416	46,884	49,817	87,302	92,788
Settlements on associated derivatives (a)	2,979	(1,664)	(2,279)	1,315	(3,333)
Variable loan interest margin, net of settlements on derivatives	43,395	45,220	47,538	88,617	89,455
Fixed rate floor income	14,453	17,247	27,664	31,700	59,795
Settlements on associated derivatives (b)	19,074	8,590	2,114	27,664	1,994
Fixed rate floor income, net of settlements on derivatives	33,527	25,837	29,778	59,364	61,789
Investment interest	5,818	5,134	3,200	10,952	5,816
Corporate debt interest expense	(2,948)	(1,958)	(839)	(4,907)	(1,632)
Non-portfolio related derivative settlements (c)	(125)	(160)	(198)	(285)	(402)
Net interest income (net of settlements on derivatives)	$79,667	74,073	79,479	153,741	155,026

(a)
Includes the net settlements received (paid) related to the Company’s 1:3 basis swaps, and the cross-currency interest rate swap in place prior to the October 2017 remarketing of previously Euro-denominated bonds.

(b)	Includes the net settlements received (paid) related to the Company’s floor income interest rate swaps.

(c)	Includes the net settlements received (paid) related to the Company’s hybrid debt hedges.

Loan Servicing Volumes (dollars in millions)

The Company purchased Great Lakes on February 7, 2018. During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education loan servicing volume to Nelnet's servicing platform to leverage the efficiencies of supporting more volume on fewer systems.

NN - Government Servicing
NN - Consumer Servicing
NN - FFELP Servicing
GL - Government Servicing
GL - Consumer Servicing
GL - FFELP Servicing
March 31, 2018
Total Servicing Volume
$470,816
June 30, 2018
Total Servicing Volume
$470,727
$270,000
$255,000
$240,000
$225,000
$210,000
$195,000
$180,000
$165,000
$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$-
$194,822
$162,538
$7,887
$24,397
$200,289
$167,645
$8,965
$23,679
$200,737
$167,591
$10,190
$22,956
$207,818
$171,647
$10,838
$25,333
$211,414
$172,669
$11,483
$27,262
$215,690
$176,605
$12,116
$26,969
$255,126
$242,063
$1,927
$11,136
$228,794
$176,179
$15,016
$37,599
$241,933
$241,902
$31 - GL - Consumer Servicing
Dec 31, 16
Mar 31, 17
Jun 30, 17
Sep 30, 17
Dec 31, 17
Mar 31, 18
Jun 30, 18

Company owned	$16,962	$16,352	$15,789	$18,403	$17,827	$17,866		$19,113
% of total	8.7%	8.2%	7.9%	8.9%	8.4%	3.8%		4.1%
Number of servicing borrowers:
Government servicing:	5,972,619	5,924,099	5,849,283	5,906,404	5,877,414	5,819,286	7,456,830	5,745,181	7,378,875
FFELP servicing:	1,312,192	1,263,785	1,218,706	1,317,552	1,420,311	1,399,280	461,553	1,787,419	—
Private education and consumer loan servicing:	355,096	389,010	454,182	478,150	502,114	508,750	118,609	672,520	3,987
Total:	7,639,907	7,576,894	7,522,171	7,702,106	7,799,839	7,727,316	8,036,992	8,205,120	7,382,862

Number of remote hosted borrowers:	2,230,019	2,305,991	2,317,151	2,714,588	2,812,713	6,207,747		6,145,981

Communications Financial and Operating Data

Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Residential revenue	$7,727	6,747	3,820	14,472	7,172
Business revenue	2,535	2,381	1,814	4,917	3,510
Other revenue	58	61	85	120	144
Total revenue	$10,320	9,189	5,719	19,509	10,826

Net (loss) income	$(8,082)	(7,040)	(3,637)	(15,121)	(6,458)
EBITDA (a)	(1,835)	(1,834)	(2,163)	(3,668)	(3,867)

Capital expenditures	27,189	17,899	32,344	45,088	49,013

Revenue contribution:
Internet	52.2%	51.1%	44.9%	51.7%	44.0%
Television	29.9	30.3	30.8	30.1	31.3
Telephone	17.7	18.4	23.5	18.0	24.1
Other	0.2	0.2	0.8	0.2	0.6
	100.0%	100.0%	100.0%	100.0%	100.0%

	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017	As of September 30, 2017	As of June 30, 2017	As of March 31, 2017	As of December 31, 2016
Residential customer information:
Households served	27,643	23,541	20,428	16,394	12,460	10,524	9,814
Households passed (b)	98,538	84,475	71,426	54,815	45,880	34,925	30,962
Total households in current markets	137,500	137,500	137,500	137,500	137,500	137,500	137,500
Total households in current markets and new markets announced (c)	152,840	152,840	152,626	137,500	137,500	137,500	137,500

(a)
Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented in the following table:

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net loss	$(8,082)	(7,040)	(3,637)	(15,121)	(6,458)
Net interest expense	3,302	2,508	1,103	5,810	1,815
Income tax benefit	(2,552)	(2,223)	(2,229)	(4,775)	(3,959)
Depreciation and amortization	5,497	4,921	2,600	10,418	4,735
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(1,835)	(1,834)	(2,163)	(3,668)	(3,867)

(b)
Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

(c)
During the fourth quarter of 2017, ALLO announced plans to expand its network to make services available in Hastings, Nebraska and Fort Morgan, Colorado. ALLO plans to expand to additional communities in Nebraska and Colorado over the next several years.

Other Income

The following table summarizes the components of "other income."

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Realized and unrealized gains on investments, net	$1,136	9,081	1,302	10,217	1,618
Borrower late fee income	2,758	2,983	3,048	5,741	6,368
Investment advisory fees	1,394	1,593	2,294	2,986	5,810
Management fee revenue	1,756	1,161	—	2,917	—
Peterson's revenue	—	—	3,043	—	5,880
Other	2,536	3,380	2,798	5,915	5,442
Other income	$9,580	18,198	12,485	27,776	25,118

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
1:3 basis swaps	$2,979	(1,664)	(362)	1,315	336
Interest rate swaps - floor income hedges	19,074	8,590	2,114	27,664	1,994
Interest rate swaps - hybrid debt hedges	(125)	(160)	(198)	(285)	(402)
Cross-currency interest rate swap	—	—	(1,917)	—	(3,669)
Total derivative settlements - income (expense)	$21,928	6,766	(363)	28,694	(1,741)

Derivative Market Value and Foreign Currency Transaction Adjustments

"Derivative market value and foreign currency transaction adjustments" include (i) the realized and unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars. On October 25, 2017, the Company completed a remarketing of the Company’s bonds that were prior to that date denominated in Euros, to denominate those bonds in U.S. dollars and reset the interest rate to be based on the 3-month LIBOR index. The Company also terminated a cross-currency interest rate swap associated with those bonds. As a result, foreign currency transaction adjustments will not be incurred with respect to those bonds after October 25, 2017.

The following table summarizes the components of “derivative market value and foreign currency transaction adjustments” included in the attached consolidated statements of income.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Change in fair value of derivatives - income (expense)	$(4,897)	60,033	(286)	55,135	951
Foreign currency transaction adjustment - income (expense)	—	—	(27,261)	—	(31,951)
Derivative market value and foreign currency transaction adjustments - income (expense)	$(4,897)	60,033	(27,547)	55,135	(31,000)

Loans Receivable

Loans receivable consisted of the following:

	As of
	June 30, 2018	December 31, 2017	June 30, 2017
Federally insured student loans:
Stafford and other	$4,879,259	4,418,881	4,704,409
Consolidation	17,715,531	17,302,725	18,442,998
Total	22,594,790	21,721,606	23,147,407
Private education loans	180,935	212,160	242,893
Consumer loans	80,560	62,111	24,858
	22,856,285	21,995,877	23,415,158
Loan discount, net of unamortized loan premiums and deferred origination costs	(73,831)	(113,695)	(122,682)
Non-accretable discount	(18,370)	(13,085)	(14,972)
Allowance for loan losses:
Federally insured loans	(37,263)	(38,706)	(35,862)
Private education loans	(11,664)	(12,629)	(13,846)
Consumer loans	(4,788)	(3,255)	(1,000)
	$22,710,369	21,814,507	23,226,796

Loan Activity

The following table sets forth the activity of loans:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Beginning balance	$21,733,713	24,196,909	21,995,877	25,103,643
Loan acquisitions:
Federally insured student loans	1,948,372	52,548	2,532,958	104,279
Private education loans	194	132	194	575
Consumer loans	14,212	25,991	37,566	25,991
Total loan acquisitions	1,962,778	78,671	2,570,718	130,845
Repayments, claims, capitalized interest, and other	(590,062)	(574,537)	(1,212,346)	(1,222,452)
Consolidation loans lost to external parties	(248,752)	(310,743)	(496,572)	(621,736)
Loans sold	(1,392)	—	(1,392)	—
Ending balance	$22,856,285	23,390,300	22,856,285	23,390,300

Loan Spread Analysis

The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Variable loan yield, gross	4.46%	4.15%	3.50%	4.31%	3.37%
Consolidation rebate fees	(0.85)	(0.85)	(0.84)	(0.85)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.04	0.07	0.07	0.05	0.07
Variable loan yield, net	3.65	3.37	2.73	3.51	2.60
Loan cost of funds - interest expense	(3.00)	(2.53)	(1.91)	(2.77)	(1.82)
Loan cost of funds - derivative settlements (a) (b)	0.05	(0.03)	(0.04)	0.01	(0.03)
Variable loan spread	0.70	0.81	0.78	0.75	0.75
Fixed rate floor income, gross	0.25	0.32	0.46	0.29	0.49
Fixed rate floor income - derivative settlements (a) (c)	0.34	0.16	0.04	0.25	0.02
Fixed rate floor income, net of settlements on derivatives	0.59	0.48	0.50	0.54	0.51
Core loan spread (d)	1.29%	1.29%	1.28%	1.29%	1.26%

Average balance of loans	$22,959,660	21,871,501	23,900,296	22,415,580	24,327,874
Average balance of debt outstanding	22,476,114	21,449,449	23,644,793	21,965,618	24,090,788

(a)
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in this table.

(b) Derivative settlements include the net settlements received (paid) related to the Company’s 1:3 basis swaps and previous cross-currency interest rate swap.

(c)	Derivative settlements include the net settlements received (paid) related to the Company’s floor income interest rate swaps.

(d) The Company began to purchase consumer loans in the second quarter of 2017. Consumer loans are currently funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, consumer loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.23%, 1.25%, and 1.27% for the three months ended June 30, 2018, March 31, 2018, and June 30, 2017, respectively, and 1.23% and 1.26% for the six months ended June 30, 2018 and 2017, respectively.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
1.23%
1.28%
1.17%
1.26%
1.29%
1.29%
0.10%
0.01%
0.04%
-0.03%
-0.05%
0.08%
0.71%
0.78%
0.68%
0.78%
0.81%
0.70%
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Core
Variable
Asset/Liability Base Rate Spread

(a)
The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate.  The Company funds a majority of its assets with three-month LIBOR indexed floating rate securities.  The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on student loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core student loan spread follows:

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Fixed rate floor income, gross	$14,453	17,247	27,664	31,700	59,795
Derivative settlements (a)	19,074	8,590	2,114	27,664	1,994
Fixed rate floor income, net	$33,527	25,837	29,778	59,364	61,789
Fixed rate floor income contribution to spread, net	0.59%	0.48%	0.50%	0.54%	0.51%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of June 30, 2018.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
4.5 - 4.99%	4.81%	2.17%	$486,472
5.0 - 5.49%	5.22%	2.58%	532,731
5.5 - 5.99%	5.67%	3.03%	359,022
6.0 - 6.49%	6.19%	3.55%	410,983
6.5 - 6.99%	6.70%	4.06%	395,745
7.0 - 7.49%	7.17%	4.53%	140,556
7.5 - 7.99%	7.71%	5.07%	241,821
8.0 - 8.99%	8.18%	5.54%	553,251
> 9.0%	9.05%	6.41%	200,700
			$3,321,281

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of June 30, 2018, the weighted average estimated variable conversion rate was 3.85% and the short-term interest rate was 200 basis points.

The following table summarizes the outstanding derivative instruments as of June 30, 2018 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2018	$1,250,000	1.08%
2019	3,250,000	0.97
2020	1,500,000	1.01
2023	750,000	2.28
2024	300,000	2.28
2025	100,000	2.32
2027	50,000	2.32
2028	100,000	3.03
	$7,300,000	1.24%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.